Exhibit 10.20
POINT Biopharma USA Inc.
4850 West 78th St.
Indianapolis, Indiana 46268
POINT Biopharma USA Inc. Employment Agreement

POINT Biopharma USA Inc. Employment Agreement
to be effective as of and from the
Effective Date (as defined below)
PRIVATE AND CONFIDENTIAL
Justyna Kelly
Dear Justyna:

Re:	Terms of Employment of Justyna Kelly (“you” or the “Employee”) with POINT Biopharma USA Inc. (the “Company”)
This Agreement (as defined below) sets out the terms and conditions of your employment by the Company and will constitute your employment agreement.
For and in consideration of the promises herein and other valuable consideration, the parties agree as follows:
Article 1 Interpretation
1.1    Definitions
For the purposes of this Agreement:
1.1.1    “$” means US dollars.
1.1.2    “Affiliate” means with respect to a Person, any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with such Person, including, without limitation, any partner, officer, director, or member of such Person and any venture capital fund now or hereafter existing that is Controlled by or under common Control with one or more general partners or shares the same management company or investment manager with such Person, and including any parent or subsidiary company of such Person and “Protected Affiliate” means an Affiliate with whom you have been actively engaged in business contact in the course of your employment with the Company in the 18 months prior to the Termination Date (as that term is defined in subsection 6.7 of this Agreement) or in respect of whom you acquired confidential or proprietary information during the course of your employment with the Company that the Company has a reasonable and legitimate business interest in protecting from use or disclosure by its former employees.

1.1.3    “Agreement” means this employment agreement and the exhibits hereto.
1.1.4    “Base Salary” shall have the meaning set out in Section 3.2 (Base Salary).
1.1.5    “Business” means the business of the Company described in Exhibit 1.1.5.
1.1.6    “Business Information” means all business information, including information regarding:
.1    commercial strategies, business plans, business methods, corporate plans, management systems, finances, new business opportunities, marketing or sales of any past, present or future product or service, including, without limitation, sales targets and statistics, market share and pricing statistics, marketing surveys and plans, market research reports, sales techniques, price lists, discount structures, advertising and promotional material;
.2    financial information, compensation and investment arrangements, terms of agreements, financial structure, financial position, financial results or other financial affairs, actual or proposed transactions or investments or other confidential information; and
.3    the name, address, telephone number, contact name and identity of each of the Key Contacts, the nature of their business operation, and all confidential aspects of their business relationship or potential business relationship with the Company or any Affiliate of the Company.
1.1.7    “Cause” shall have the meaning set out in Section 6.6 (Termination by Company for Cause).
1.1.8    “Chief Operating Officer” shall have the meaning set out in Section 2.1 (Position and Duties).
1.1.9    “Change in Control” shall have the meaning given in the 2021 Equity Incentive Plan of Point Biopharma Inc. (the “Equity Incentive Plan”).
1.1.10    “Confidential Information” means all non-public information, knowledge, or data pertaining to the business, affairs and technology of the Company or any Affiliate of the Company, including:
.1 Technical Information and Business Information;
.2 Work Product; and
.3 information secured by the Company from Persons subject to an obligation of confidentiality;

and, in all cases, all copies and tangible and intangible embodiments thereof, in whatever form or medium, all whether furnished or prepared before or after the Effective Date.
1.1.11    “Control” or “Controls“ means, for purposes of the definition of “Affiliates” above only, the power, directly or indirectly, either to (a) vote 50% or more of the equity or other interests of a Person having voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
1.1.12    “Effective Date” shall have the meaning set out in Section 2.4.
1.1.13    “Financing” means capital secured for, and accepted by, the Company including without limitation through any purchase, transfer or other disposition of any debt, equity or other securities of the Company.
1.1.14    “Inventions” means any and all discoveries, developments, enhancements, improvements, concepts, formulas, processes, ideas, techniques, writings, whether or not reduced to practice, industrial and other designs, patents, patent applications, provisional patent applications, continuations, continuations-in-part, substitutions, divisionals, reissues, renewals, re-examinations, extensions, supplementary protection certificates or the like, know-how, trade secrets or utility models, copyrights and other forms of intellectual property including all applications, registrations and related foreign applications filed and registrations granted thereon.
1.1.15    “Key Contacts” means the actual and potential licensors, licensees, sublicensees, collaborators, partners, investors, shareholders, acquirers, lenders or merger candidates, suppliers and customers of the Company or any Protected Affiliate with whom you have been actively engaged in business contact or actively engaged in researching, developing or preparing a business pitch or proposal in the course of your employment with the Company in the 18 months prior to the Termination Date, or in respect of whom you acquired confidential or proprietary information during the course of your employment with the Company that the Company has a reasonable and legitimate business interest in protecting from use or disclosure by its former employees.
1.1.16    “Notice Period” shall have the meaning set out in Section 6.1 (Termination by Employee).
1.1.17    “Objectives” shall have the meaning set out in Section 3.3 (Annual Bonus).

1.1.18    “Option Agreement” shall have the meaning set out in Section 3.4 (Stock Options).
1.1.19    “Person” means any individual, partnership, joint venture, syndicate, sole proprietorship, association, limited liability company, company or corporation with or without share capital, trust, trustee, executor, administrator, or other legal personal representatives, regulatory body or agency, government or governmental agency, authority or entity howsoever designated or constituted.
1.1.20    “Technical Information” means all technical information of the Company or any Affiliate of the Company, including information regarding knowledge or data of an intellectual, technical, scientific or industrial nature, including compositions of matter, techniques, specifications, standards, technical data, uses of matter, practices, methods, computer data, scientific strategies and concepts, clinical and regulatory strategies and concepts, test data, research data, analytical and quality control data, formulation data, manufacturing data, development information, filings for the protection of intellectual property protection, drawings, specifications, designs, plans, proposals, reports, formulas, compilations, research data and manuals.
1.1.21    “Term of Employment” means the period from the Effective Date until the date on which your employment with the Company ceases in accordance with Article 6.
1.1.22    “Termination Date” shall have the meaning set out in Section 6.7.
1.1.23    “Work Product” means any and all works of authorship, including
.1     all Inventions and possible Inventions relating to the Company’s Business resulting from any work performed by you for the Company that you may invent or co-invent during your involvement in any capacity with the Company, except those Inventions invented by you entirely on your own time that do not relate to the Company’s Business or do not derive from any equipment, supplies, facilities, Confidential Information or other information, gained, directly or indirectly, by you from or through your involvement in any capacity with the Company; and
.2     all Technical Information and Business Information resulting from any work performed by you for the Company; and includes all analyses, compilations, studies, reports or other documents prepared by you based upon or including any such information, data or knowledge of the Company or any Affiliate of the Company.

Article 2 Position, Duties and Service
2.1    Position and Duties
You will be employed by and will serve the Company, having the duties and functions customarily performed by, and having all responsibilities customary to, Chief Operating Officer, including those described in Exhibit 2.1. Your employment in this position and this Agreement is contingent on obtaining an appropriate work visa to enable you to work in the United States.
You will report directly to the Chief Executive Officer. The rights of the Company as provided in this Agreement may be exercised on behalf of the Company only by the Board, or by a committee or person expressly designated for such purposes by the Board.
2.2    Changes to Duties
Your duties and functions pertain to the Company or any Affiliate of the Company and may be varied or added to from time to time by the Board in its discretion.
2.3    Service to the Company
During the Term of Employment, you will:
2.3.1    well and faithfully serve the Company, at all times act in the best interests of the Company, and, to the extent necessary to discharge the responsibilities assigned to you hereunder, you will use your best efforts to perform faithfully and efficiently such responsibilities;
2.3.2    apply your skill and experience to the performance of your duties in such employment;
2.3.3    comply with all policies and procedures from time to time formulated by the Company;
2.3.4    devote your full business time, attention and energies to the business and affairs of the Company; and
2.3.5    not, without the prior approval of the Company, carry on or engage in any other business or occupation or become a director, officer, employee or agent of or hold any position or office with any other company, firm or person other than the Company, except as disclosed in Exhibit 2.3.5 or as a volunteer for a non-profit organization, engaging in civic, religious, educational or other community activities, or maintaining personal investments or a personal holding company, provided that such activities do not materially interfere with the performance of your duties under this Agreement.
2.4 Term
The terms and conditions of this Agreement shall have effect as and from December 1, 2021 (the “Effective Date”) and throughout the Term of Employment.

Article 3 Compensation Generally
3.1    No Other Compensation or Benefits
You will be compensated as set out in this Article. Unless otherwise agreed by the parties in writing, you expressly acknowledge and agree that you will not be entitled by reason of your employment by the Company or by reason of any termination of such employment, to any remuneration, compensation, severance, damages or benefits other than as expressly set forth in this Agreement, the Option Agreement and as expressly required by applicable employment standards legislation.
3.2    Base Salary
During the Term of Employment, the Company will pay you an annual base salary (the “Base Salary”) at the rate of $350,000 USD per annum, payable on a bi-weekly basis (26 pay periods), subject to applicable withholdings and deductions. The Base Salary will be reviewed on an annual basis, or as otherwise determined by the Company. Any merit increases are subject to the approval and discretion of the Board. As a managerial employee of the Company, you are not entitled to overtime pay.
3.3    Short Term and Long Term Incentive
During the Term of Employment, you will be eligible for an annual target cash bonus of up to 37.5% of your then-current Base Salary (the “Annual Bonus”) if the Board (or the Company’s Compensation Committee), in its sole discretion, determines that the Company has met its short-term and long-term business performance objectives and that you have met your personal performance objectives (together, the “Objectives”), which Objectives will be established on an annual basis by the Board (or the Company’s Compensation Committee). Payment of the Annual Bonus (less all applicable statutory deductions and withholdings by the Company) will be made to you once approved by the Board (or Company’s Compensation Committee), and within thirty (30) days after the Board has approved the corporate yearend financial statements, provided that at the time of such payment, you hold current active employment status with the Company. (the Annual Bonus is not earned nor owed until the date of such approval).
Upon finalization of Parent’s long term incentive plan, management will recommend to the board of directors of Parent that you be entitled to participate in such plan pursuant to its terms and your position will be eligible for up to 80% of your Base Salary under such plan (prorated according to the period of such year you were employed).
3.4 Options.
The Company intends to recommend to the Board of POINT BioPharma Global Inc. (the “Parent”), that you be granted a non-qualified option to purchase 70,000 shares of the Common Stock of Parent (the “Option”), subject to the terms and conditions applicable to options granted under the Equity Incentive Plan and the stock option agreement (together with the Equity
Incentive Plan, the “Option Agreement”). The exercise price per share of the Option will be equal to the fair market value per share of the Parent’s Common Stock on the date the Option is granted, as determined in accordance with the Equity Incentive Plan.

3.5    Stock Options in the Event of a Change in Control
Subject to the terms and conditions of the Option Agreement, in the event that as of the date of a Change in Control, you hold unvested shares subject to the Option Agreement, such unvested shares shall immediately vest and be exercisable in accordance with the terms and conditions of the Option Agreement.
3.6    Reimbursement for Relocation and Other Expenses
To facilitate your move to Indianapolis, Indiana, the Company agrees to reimburse you for reasonable moving expenses up to $45,000 USD. If you terminate your employment or the Company terminates your employment for Cause (as defined in Section 6.6), before the one-year anniversary of this Agreement, you will be required to repay the Company the gross amount of any relocation expenses reimbursed under this Agreement.
During the Term of Employment, the Company agrees to reimburse you for reasonable travelling and other expenses incurred in the course of employment. For all such expenses, you will be required to keep proper accounts and to furnish such statements and vouchers to the Company, in accordance with the Company’s expense reimbursement policies in effect from time to time.
The Company will reimburse you for the cost of a short-term lease, up to a maximum of $18,000 USD or until you purchase a home or sign a long-term lease (of one year or more) in the United States, whichever occurs earlier. The Company will reimburse you on a monthly basis, if you timely submit appropriate receipts for your rental costs, in compliance with the Company’s expense reimbursement policy.
You may obtain advice from a tax professional of your choosing in connection to your relocation to United States and to assist you with the preparation of your tax return for the year of your arrival. The Company will reimburse you the cost for the tax professional up to a maximum of $5000 USD, if you timely submit appropriate receipts for that cost, in compliance with the Company’s business expense reimbursement policy.
3.7    Vacation
During the Term of Employment, you will be entitled to 20 working days’ vacation per calendar year, pro-rated for any partial year of employment. On your fifth year anniversary of this Agreement, you will be entitled to 25 working days’ vacation per calendar year, beginning on January 1 of the calendar year immediately following your five-year anniversary. The Company reserves the right to request that vacations be scheduled so as not to conflict with business needs. Any unused vacation balance remaining at calendar year end may be carried over into the subsequent calendar year to a cumulative maximum not exceeding 40 working days of vacation.
Any vacation leave in excess of 40 days will be forfeited. Vacation time is a granted benefit and not a form of compensation.
3.8    Benefits
During the Term of Employment, you will be eligible to participate in all group medical, prescription drug, dental, vision and life insurance benefits as are made available by the Company to its executives from time to time. You hereby acknowledge that coverage under any benefit plan, or alternate plan arrangement as agreed upon in effect from time to time is subject to availability and other requirements of the applicable plan and that the components of the benefits plan may be amended, modified or terminated from time to time by the Company in its sole discretion, and that this may include terminating or changing carriers.
Article 4 Intellectual Property Rights
4.1    Obligation of Confidentiality
You understand and agree that in the course of your employment with the Company, both before and after the Effective Date, you have obtained and will obtain knowledge of and access to Confidential Information. You agree that unless the Company otherwise agrees in writing or except as required by law or disclosed pursuant to a confidential disclosure agreement executed by the Company and the recipient:
4.1.1    you will keep all Confidential Information learned or acquired by you, disclosed to you or developed by you, as a result of or in connection with or during the course of your employment by the Company, whether before or after the Effective Date, strictly confidential;
4.1.2    all Confidential Information shall, as between you and the Company, be and remain the property of the Company; and
4.1.3    you will not at any time, during or after your employment with the Company, disclose any Confidential Information to any Person other than the Company, or use any Confidential Information for your benefit or the benefit of any Person other than the Company.
The above obligations with respect to Confidential Information shall not apply to Confidential Information which has become available to the general public through no fault of your own. You acknowledge that no license under any trademark, patent, copyright, or any other intellectual property right, now existing or hereafter acquired or created, is either granted or implied by the disclosure of Confidential Information to you.
4.2    Disclosure of Work Product
You agree to promptly and fully inform the Company of all Work Product, whether or not patentable, throughout the course of your involvement, in any capacity, with the Company or any
Affiliate of the Company, whether or not developed before or after your execution of this Agreement. On your ceasing to be employed by the Company or at any other time upon the Company’s request, you will immediately deliver to the Company all Work Product. You further agree that all Work Product shall at all times be the Confidential Information of the Company.
4.3    Assignment of Rights
You acknowledge that all Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. You will assign, and do hereby assign, to the Company or, at the option of the Company and upon notice from the Company, to the Company’s designee, your entire right, title and interest in and to all Work Product and all other rights and interests of a proprietary nature in and associated with your Work Product, including all patents, copyrights, trademarks, and applications filed therefore and other registrations granted thereon, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof. To the extent that you retain or acquire legal title to any such rights and interests, you hereby grant to Company a perpetual, irrevocable, worldwide, royalty-free, exclusive, sublicensable right and license to exploit, exercise and otherwise use such Work Product as though Company were the only owner of such Work Product. You agree that the Company’s rights hereunder shall attach to all Work Product, notwithstanding that it may be perfected or reduced to specific form after you have terminated your relationship with the Company. You further agree that the Company’s rights hereunder shall extend to every country of the world. You understand and agree that this Agreement and your employment by the Company does not, and shall not be construed to, grant you any license or right of any nature with respect to any Work Product, Confidential Information, materials, software, or other tools made available to you by the Company.
4.4    Moral Rights
You hereby irrevocably waive in whole all moral rights and agree never to assert any moral rights which you may have in your Work Product, including, without limitation, the right to the integrity of such Work Product, the right to be associated with the Work Product, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of the Work Product and the right to restrain, the use or reproduction of the Work Product in any context and in connection with any product, service, cause or institution and you further confirm that the Company may use or alter any such Work Product as the Company sees fit in its absolute discretion.
4.5    Goodwill
You hereby agree that all goodwill you have established or may establish with Key Contacts relating to the business or affairs of the Company or any Affiliate of the Company, both before and after the Effective Date, shall, as between you and the Company, be and remain the property of the Company exclusively, for the Company to use, alter, vary, adapt and exploit as the Company shall determine in its discretion.
4.6    Assistance
You hereby agree to assist the Company, at the Company’s request and expense, both during your Term of Employment and after termination of your Term of Employment for any reason whatsoever, in:
4.6.1    making patent applications for any Work Product, including instructions to lawyers and/or patent agents as to the characteristics of such Work Product in sufficient detail to enable the preparation of a suitable patent specification, to execute all formal documentation incidental to an application for letters patent and to execute assignment documents in favor of the Company for such applications;
4.6.2    making applications for all other forms of intellectual property registration relating to any Work Product;
4.6.3    prosecuting and maintaining the patent applications and other intellectual property relating to your Work Product; and
4.6.4    registering, maintaining, defending, and enforcing the patents and other intellectual property registrations relating to your Work Product.

You hereby irrevocably designate and appoint the Company as your agent and attorney-in-fact, coupled with an interest, to act for and on your behalf to execute and file any document and to do all other lawfully permitted acts to further the intent of this Section 4 with the same legal force and effect as if executed by you.
4.7    Assistance with Proceedings
You further agree to lend such assistance as you can, at the Company’s request and expense, in connection with any enforcement of the Company’s intellectual property rights or defense to an allegation of infringement of another Person’s intellectual property rights, invalidity proceedings respecting, opposition to, or intervention regarding any applications for letters patent, copyright or trademark or other proceedings relating to intellectual property or applications for registration thereof.
4.8    Trade Secrets
Pursuant to the Defend Trade Secrets Act of 2016, you acknowledge and understand that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, you acknowledge and understand that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
Article 5 Conflicts and Restrictive Covenant
5.1    Disclosure of Conflicts of Interest
During your employment with the Company, you will promptly, fully and frankly disclose to the Company in writing:
5.1.1    the nature and extent of any interest you have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company or any Affiliate of the Company or any Key Contact;
5.1.2    every office you may hold or acquire, and every property you may possess or acquire, whereby directly or indirectly, a duty or interest might be created in conflict with the interests of the Company or any Affiliate of the Company, or your duties and obligations under this Agreement; and
5.1.3    the nature and extent of any conflict referred to in Sections 5.1.1 and 5.1.2.
5.2    Avoidance of Conflicts of Interest
You acknowledge that it is the policy of the Company that all interests and conflicts of the sort described in Section 5.1 (Disclosure of Conflicts of Interest) be avoided, and you agree to comply with all policies and directives of the Company from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in Section

5.1. During your employment with the Company, you shall not enter into any agreement, arrangement or understanding with any other Person that would in any way conflict or interfere with this Agreement or your duties or obligations under this Agreement or that would otherwise prevent you from performing your obligations hereunder, and you represent and warrant that you have not prior to the Effective Date entered into any such agreement, arrangement or understanding.
5.3    Restrictive Covenant
During the Term of Employment and for a period of 6 months thereafter for Sections 5.3.1 and 5.3.2, and a period of 18 months thereafter for Section 5.3.3, regardless of the reason for such termination, you will not, either alone or in partnership or in conjunction with any Person, whether as principal, agent, employee, director, officer, shareholder, consultant or in any capacity or manner whatsoever, whether directly or indirectly:
5.3.1    carry on or be engaged in, or advise, or give financial assistance to, any business, enterprise or undertaking within the United States of America and its territories and possessions and Canada (the “Restricted Territory”) that:
.1 is involved in the business or in the sale, distribution, development or supply of any product or service that is the same as or substantially similar to the products or services offered by the Company as of the date of the Termination Date; or
.2 competes in a substantial or material way with the Company with respect to any aspect of the Business as of the Termination Date; provided, however, that the foregoing will not prohibit you from acquiring, solely as an investment and through market purchases, securities of any such enterprise or undertaking which are publicly traded, so long as you are not part of any control group of such entity and such securities, which if converted, do not constitute more than 5% of the outstanding voting power of that entity;
5.3.2    agree to be employed by any Person that was a Key Contact as of the Termination Date for any business purpose that is competitive with the Business in any substantial or material way; or make use of any list or proprietary information of or relating to a Key Contact for the purpose of competing with the Company; or be involved in the sale to, solicitation of or servicing of any Key Contact where such sale, solicitation or servicing is with respect to services or products which are the same or substantially similar to or which compete with products or services sold or provided by the Company as of the Termination Date; or otherwise attempt to interfere with or damage the Company’s business relationship with any Key Contact; or
5.3.3    solicit, divert, entice, pursue or take away from the Company or any Protected Affiliate of the Company the Company has a reasonable need to protect against or attempt to do so or solicit for the purpose of doing so, any business of the Company or any Protected Affiliate of the Company, or any Person that was an employee or contractor of the Company or any Affiliate of the Company (but in any case, with whom you have had business contact during the 18 months prior to the Termination Date, or with whom you have had business contact in the course of your employment with the Company if less than 18 months) to terminate, discontinue or alter to the detriment of the

Company, his, her or its employment or engagement relationship with the Company or its Protected Affiliates or otherwise attempt to interfere with or damage the Company’s or a Protected Affiliate’s relationship with any such person.
This Section 5.3 shall be construed as independent of any other provision of this Agreement and shall survive the termination of this Contract. The existence of any claim or cause of action against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the restrictive covenants set forth in this Agreement.
5.4    Provisions Reasonable
You hereby acknowledge and agree that:
5.4.1    the Company has a material interest in preserving the relationships it has developed with its Key Contacts against impairment by competitive activities of a former employee;
5.4.2    during the course of your employment by the Company, you will acquire knowledge of, and you will come into contact with, initiate and established relationships with Key Contacts, and that in some circumstances you may be the senior or sole representative of the Company or any Protected Affiliate of the Company dealing with such Key Contacts; and
5.4.3    in light of the foregoing, the provisions of Section 5.3 (Restrictive Covenant) are reasonable and necessary for the proper protection of the business, property and goodwill of the Company, including trade secrets and confidential information, and the Business and any Protected Affiliate of the Company and your agreement to them are of major importance to the Company, which would not employ or continue to employ you if you did not agree to them.
5.5    Right to Use Employee’s Name and Likeness
You hereby irrevocably consent to any and all uses and displays, by the Company and its agents, representatives and licensees, of your name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, including without limitation, all forms of social media, at any time during or after the Term of Employment, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment, or other compensation to you. You hereby forever waive and release the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the Term of Employment, arising directly or indirectly from the Company’s and its agents’, representatives’, and licensees’ exercise of their rights in connection with any Permitted Uses.

Article 6 Termination
6.1    Termination by Employee
You may resign from your position at any time, but only by giving the Company at least 30 days prior written notice of the effective date of your resignation (the “Notice Period”). On the giving of any such notice, the Company may accelerate your resignation, in lieu of the Notice Period or any part thereof, by notice in writing to you and payment to you of any compensation and continuation of benefits due to you for the balance of the 30-day Notice Period pursuant to this Agreement, less applicable statutory deductions.
6.2    Termination by Company Without Cause
The Company may terminate your employment at any time without Cause (as defined below) in accordance with the terms set out in this Agreement and by giving you written notification of termination. In the event that your employment is so terminated, you will be expected to mitigate your damages. Any amounts payable pursuant to this Article 6 will be reduced by any compensation that you earn on account of employment with another employer during the twelve-week period following the termination of your employment without Cause.
6.3    Consequences of Termination Without Cause Unrelated to a Change in Control
Subject to Section 6.4, if your employment by the Company is terminated by the Company without Cause unrelated to a Change in Control, in addition to providing you with your Base Salary earned through the last day of employment and Annual Bonus considered earned on or before the last day of employment, the Company shall provide you with (i) a lump sum cash amount equal to 25% of your then current annual Base Salary plus 25% of your maximum target Annual Bonus; and (ii) provided that you have been employed by the Company for a minimum of 3 consecutive years beginning on the Effective Date, a lump sum cash amount equal to 1/12th of your then current Base Salary multiplied by a number equal to your number of full years of employment with the Company, in each case provided that you execute, deliver, and do not revoke your acceptance of a release of claims in favor of the Company in a form satisfactory to the Company. Any amount due and payable under this Section 6.3 shall be paid no later than seventy-five (75) days following your termination of employment by the Company without Cause. Other than as provided in this Section and Section 6.7, you will not be entitled to any additional notice, pay in lieu of notice, severance or other payments whether pursuant to the common law or otherwise upon termination of your employment without Cause unrelated to a Change in Control pursuant to this Section 6.3.
6.4    Consequences of Termination Without Cause Due to Change in Control
If your employment by the Company is terminated by the Company at the same time as, or within the twelve (12) month period following, the consummation of a Change in Control, or within the thirty (30) day period prior to the date of the consummation of a Change in Control where such Change in Control was under consideration by the Board at the time of your termination, then the following terms shall apply in substitution of the provisions in Section 6.3 above:
6.4.1    in addition to providing you with your Base Salary earned through the last day of employment and Annual Bonus considered earned on or before the last day of employment, the Company shall provide you with (i) a lump sum cash amount equal to 50% of your then current annual Base Salary plus 50% of your maximum target Annual Bonus; and (ii) provided that you have been employed by the Company for a minimum of 3 consecutive years beginning on the Effective Date, a lump sum cash amount equal to 1/12th of your then current Base Salary multiplied by a number equal to your number of full years of employment with the Company, in each case provided that you execute, deliver, and do not revoke your acceptance of a release of claims in favor of the Company in a form satisfactory to the Company. Any amount due and payable under this Section 6.4.1 shall be paid no later than seventy-five (75) days following your termination of employment by the Company without Cause due to a Change in Control.
Other than as provided in this Section and Section 6.7 below, you will not be entitled to any additional vesting, notice, pay in lieu of notice, severance or other payments whether pursuant to the common law or otherwise upon termination of your employment without Cause after a Change in Control pursuant to this Section 6.4.
6.5    Termination in the Event of Death or Disability
Your employment shall terminate immediately upon your death. The Company may terminate your employment due to your Disability at any time upon written notice. If this Agreement terminates due to death or Disability, the Company shall pay you or your estate, as applicable, any amounts which may be due per the terms of this Agreement and remaining unpaid at the time of the termination of employment, including Base Salary earned through the last day of employment and Annual Bonus considered earned on or before the last day of employment. “Disability” means physical or mental illness or injury, which prevents you from performing your material duties, with or without reasonable accommodation, for a period of ninety (90) calendar days during any twelve (12) month period.
6.6 Termination by Company for Cause
Notwithstanding any other provision in this Agreement, the Company may at any time summarily terminate your employment, without any obligation to provide notice or pay in lieu of notice, for “Cause”, in which case you will only be entitled to receive Base Salary earned through the last day of employment and benefits in accordance with the applicable plan documents. In this Agreement, “Cause” means any of the following:
6.6.1    commission of theft, embezzlement, fraud, obtaining funds or property under false pretenses or similar acts of misconduct with respect to the property of the Company, any Affiliate of the Company, the Key Contacts, or their respective directors, officers, employees or contractors;
6.6.2    oral or written representations made by you to the Company or any Affiliate of the Company with the intent to deceive or mislead; commission of an act of malfeasance, dishonesty or breach of trust against the Company, any Affiliate of the Company, the Key Contacts, or their respective directors, officers, employees or contractors, including a breach by you of any of your covenants or obligations under this Agreement, any Company policy, or any other agreement between you and the Company;

6.6.3    the entering of a guilty plea by you or your conviction for a serious criminal offence which impacts adversely on the Company or any Affiliate of the Company; or
6.6.4    repeated and continued failure to fulfill your duties or obligations of employment or your breach of any material obligations and covenants under this Agreement (other than any such failure resulting from incapacity due to physical or mental illness). Termination for such “Cause” shall only occur if you have been given written notice of such failure to fulfill your duties or obligations and you have failed to cure any such failure(s) within thirty (30) days.
In the event the Company dismisses you for cause pursuant to this Section 6.6 and, subsequently, a court or arbitrator rules that the Company did not have Cause, you hereby agree that you will only be entitled to damages in an amount equal to the compensation that would have been due to you had the Company terminated your employment pursuant to Section 6.3 (Consequences of Termination Without Cause), less any amounts earned by you in mitigation.
6.7    Termination Date and Full Satisfaction
“Termination Date” means the earlier of: (i) the date on which you are notified in writing by the Company of the termination of your employment for any reason, and (ii) the date on which you notify the Company of your resignation from employment for any reason, but in any case, without regard to any payment or notice period to which you might then be entitled.
It is agreed that as a result of the termination of your employment, for any reason, you shall not be entitled to any notice, fee, salary, severance or other payments, benefits or damages in excess of what is specified or provided for in Section 6.1 (Termination by Employee), Section 6.3 (Consequences of Termination Without Cause Unrelated to Change in Control), Section 6.4 (Consequences of Termination Without Cause Due to a Change in Control), Section 6.5 (Death and Disability) and Section 6.6 (Termination by Company for Cause), whichever is applicable, except that you shall receive all Base Salary and other amounts, if any, which are then due and owed to you as of the Termination Date, in addition to any accrued but unused vacation pay. Payment of any amounts pursuant to Section 6.1 (Termination by Employee), Section 6.3 (Consequences of Termination Without Cause Unrelated to a Change in Control), Section 6.4 (Consequences of Termination Without Cause Due to Change in Control), Section 6.5 (Death and Disability) and Section 6.6 (Termination by Company for Cause) shall be subject to the withholding of all applicable statutory taxes and withholdings by the Company. You will be required to execute and not revoke your acceptance of a standard release of claims document in a form satisfactory to the Company in order to receive any payments in excess of those required by applicable law.
Article 7 General
    7.1    Binding Effect
This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. Your rights and obligations contained in this Agreement are personal and such rights, benefits and obligations shall not be voluntarily or involuntarily assigned, alienated or transferred, whether by operation of law or otherwise, without the prior written consent of the Company. This Agreement shall otherwise be binding upon and inure to the benefit of your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assigns.
7.2    Counterparts
This Agreement may be executed in several counterparts (including by fax or electronic transmission), each of which when so executed shall be deemed to be an original and shall have the same force and effect as an original but such counterparts together shall constitute but one and the same instrument. A facsimile or PDF signature of either party hereto shall constitute due execution of this Agreement by such party.
7.3    Entire Agreement
The terms and conditions of this Agreement are in addition to and not in substitution for the obligations, duties and responsibilities imposed by law on employees of corporations generally, and you agree to comply with such obligations, duties and responsibilities. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between you and the Company and supersedes all prior negotiations, proposals and agreements, whether oral or written, with respect to the subject matter hereof, and may only be varied by further written agreement signed by you and the Company. You further acknowledge and agree that you have not relied on any representation made by the Company, or any of its employees or agents, except as specifically set out in this Agreement. In the event of a conflict between the terms of this Agreement and the Option Agreement, the Option Agreement shall control.
7.4    Further Assurances
Each of the parties hereto will, on demand by the other party hereto, execute and deliver all such further documents and instruments and do all such further acts and things as the party may either before or after the execution and delivery of this Agreement reasonably request to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.
7.5    Governing Law
This Agreement shall be construed and enforced in accordance with and be governed by and interpreted in accordance with the laws of the State of Indiana, without regard to the principles of conflicts of law. Any legal suit, action, or proceeding arising out of or relating to this Agreement shall be instituted only in the federal courts of the United States of America or the courts of the State of Indiana, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. The parties irrevocably and unconditionally waive any objection to venue of any suit, action, or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.
7.6    Independent Legal Advice
You acknowledge and agree that the Company has given you the opportunity to seek, and has recommended that you obtain, independent legal advice with respect to the subject matter of this Agreement and, further, you hereby represent and warrant to the Company that you have either sought independent legal advice or have waived your right to obtain such advice.

7.7    Injunctive Relief
You acknowledge and agree that any breach or threatened breach of any of the provisions of, Article 4 (Intellectual Property Rights), Section 5.1 (Disclosure of Conflicts of Interest), Section 5.2 (Avoidance of Conflicts of Interest), Section 5.3 (Restrictive Covenant), or Section 7.9 (Non-Disparagement) could cause irreparable damage to the Company, that such harm could not be adequately compensated by the Company’s recovery of monetary damages, and that in the event of a breach or threatened breach thereof, the Company shall have, in addition to any and all remedies at law or in equity, the right to seek an injunction, specific performance or other equitable relief as well as any equitable accounting of all your profits or benefits arising out of any such breach without posting bond or initially proving actual damages. It is further acknowledged and agreed that the remedies of the Company specified in this Section 7.8 are in addition to and not in substitution for any rights or remedies of the Company at law or in equity and that all such rights and remedies are cumulative and not alternative and that the Company may have recourse to any one or more of its available rights or remedies as it shall see fit.
7.8 Non-Disparagement
You shall not, directly or indirectly, make any disparaging comments or criticisms (whether of a professional or personal nature) to any Person or in any public forum, including, without limitation, in all forms of social media, regarding the Company, any Affiliate of the Company, the Key Contacts, or their respective directors, officers, employees or contractors (or the terms of any agreement or arrangement of the Company) or regarding your relationship with the
Company or any termination of such relationship which, in each case, are reasonably expected to result in material damage to the business or reputation of the Company, any Affiliate of the Company, a Key Contact, or any of their respective directors, officers, employees or contractors.
Notwithstanding anything to the contrary in the foregoing, this Section 7.8 does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. You shall promptly provide written notice of any such order to Joe McCann
7.9    Notice
Any notice or other communication required or contemplated to be given hereunder must be in writing and shall be deemed effective when personally delivered, sent by registered or certified mail, return receipt requested, or by overnight carrier, or on the day following the sending when sent by facsimile transmission or by electronic mail with proof of transmittal, addressed to the appropriate party as set forth below:

If to the Employee:

Justyna Kelly

If to the Company:

POINT Biopharma USA Inc.
4850 West 78th St.
Indianapolis, Indiana 46268
Attention: CEO, Joe McCann
jmccann@pointbiopharma.com

With a copy to (which shall not constitute notice):
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
Attention: Curtis Capeling
ccapeling@bassberry.com
7.10 Publicity
You shall not, without the prior written consent of the Company, make or give any public announcements, press releases or statements to the public or the press regarding any Work Product or Confidential Information. This Section 7.10 does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement.
7.11 Severability
If any provision of this Agreement is determined to be void, illegal or unenforceable, such provision will be construed to be separate and severable from this Agreement and will not impair the validity, legality or enforceability of any other provision of this Agreement and the remainder of this Agreement will continue to be binding on the parties hereto as if such provision had been deleted. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such court shall have the authority under this Agreement to delete, rewrite or reform the restriction(s) at issue to achieve this intent, and such provision(s) shall be deemed to be written, construed, and enforced as so limited.
7.12 409A
It is intended that all terms and payments under this Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). All terms and provisions of this Agreement will be interpreted in a manner that is consistent with Section 409A if necessary to comply with Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that you may incur on account of non-compliance with Section 409A.
7.13 Surviving Obligations
Upon termination of this Agreement for any reason, any obligations which by their terms or nature, must extend beyond the date of termination to be effective shall survive termination of this Agreement. Without limiting the foregoing, your obligations under Article 4 (Intellectual

Property Rights), Section 5.3 (Restrictive Covenant), Section 5.4 (Provisions Reasonable), Article 6 (Termination), and Article 7 (General) shall survive and remain in full force and effect following the termination of this Agreement.
7.14 Waiver
Any waiver of any breach or default under this Agreement shall only be effective if made in writing, signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by any other act or conduct or by any indulgence, delay or omission. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.
7.15 Representations and Warranties
By signing below, you represent and warrant to the Company that: (a) your acceptance of employment with the Company and your performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which you are a party or are otherwise bound; and (b) your acceptance of employment with the Company and your performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.
7.16 Agreement Confidential
Both parties shall keep the terms and conditions of this Agreement confidential, except as may be required to enforce any provision of this Agreement or as may otherwise be required by any law, regulation or other regulatory or securities requirement.
7.17 Acceptance
If the foregoing terms and conditions are acceptable to you, please indicate your acceptance of and agreement to the terms and conditions of this agreement by signing below on this letter and on the enclosed copy of this letter in the space provided and by returning the enclosed copy so executed to us. Your execution and delivery to the Company of the enclosed copy of this letter will create a binding agreement between us.
Yours truly,
POINT Biopharma USA Inc.
/s/ Joe McCann
Per: Joe McCann, CEO
Authorized Signatory
Acknowledged and Agreed:
I acknowledge that I have had sufficient time to thoroughly review this agreement and obtain the advice that I deem appropriate regarding its terms and conditions. I have read, understand and voluntarily accept employment with POINT Biopharma USA Inc. on the terms and conditions set out above.

August 5, 2021	/s/ Justyna Kelly
Date	Justyna Kelly

Exhibit 1.1.5: Description of the Business
The Company is a clinical stage pharmaceutical company focused on the development and commercialization of radiotherapeutics and theranostic products. The company will compete in therapeutic categories related to the use of radiotherapeutics and theranostic products in oncology.

Exhibit 2.1: Description of Duties – Chief Operating Officer
The Chief Operating Officer reports directly to the Chief Executive Officer [insert description of role].
ESSENTIAL DUTIES AND RESPONSIBILITIES
The Chief Operating Officer (COO) reports directly to the CEO and works with the executive team in making strategic decisions to achieve the companies stated business and financial objectives. The role is responsible for leading, managing and coordinating global manufacturing operations related to commercial products including Supply Chain, Manufacturing, Quality and Compliance activities, including responsibility for Indianapolis operations. S/he supports R&D, Regulatory, Commercial and Clinical functions as required to ensure the company achieves corporate objectives.
ESSENTIAL DUTIES AND RESPONSIBILITIES
•With the CEO and executive team, create the company’s vision and mission and short- and long-term objective and strategies
•With leadership team (direct reports), design, implement and measure goals, business strategies, plans and procedures to drive performance and growth
•Develop and manage single and multi-year budgets for division
•Communicate risks, recommended mitigation strategies, and project status to stakeholders, including the Board, and to obtain buy-in for relevant recommendations from managers and directors
•Lead the product supply strategy and planning efforts for the launch and commercialization of the company’s products. Ensure appropriate technical oversight of external CMOs and internal resources to ensure effective production of raw materials, intermediates, drug substance, drug product, and finished goods to supply nonclinical and clinical studies and commercial product in compliance with Global Health Authority Regulations as well as regional requirements and ICH Guidelines.
•Oversee functional efforts to optimize existing processes and scale-up efforts by solving complex manufacturing issues in a compliant and timely manner.
•Be responsible for assessing and analyzing information resulting in recommendations for long-term manufacturing solutions, including new manufacturing sites and facilities, that are aligned with the corporate strategy and evolving goals.
•Work with and support R&D supply chain operations throughout the clinical development of pipeline products, including the supply of clinical stage products from commercial sites
•Work with Regulatory and R&D to oversee establishment of development stage and product appropriate specifications aligned with production capabilities
•Lead the development and management of relationships and contracts for the procurement of high value and cost-effective services and materials for the company's products as agreed with legal, finance and functional heads
•Determine and enforce productivity, quality, and safety requirements in accordance with company needs, based on current regulations and state-of-the-art product development.
•Provide business updates to executive management including the tracking and communication of results compared to key performance metrics/targets
•Develop and monitor performance against marketing and supply forecasts and plans, ensuring the achievement of results is within designated budgets
•Recommend and implement adjustments to strategies and tactics as needed

•As required, present commercial CMC plans, health and safety and radiation safety plans to regulators, the US Government, potential partners, and other collaborators
•Create an environment that promotes great performance and positive morale
•Maintain an awareness of the competitive market landscape, expansion opportunities and industry developments
•Ensuring that the company maintains high social responsibility wherever it does business
•Assess risks to the company and ensures they are monitored and minimized
•Build alliances and partnerships with other organizations, key partners and stakeholders and act as a point of contact for important partners
•Represent the company as required, including attendance of important functions, industry events and public meetings
•Provide timely, accurate and complete reports on the business to the CEO and Board of Directors
•Assist CEO in fundraising ventures
•Participate in expansion activities (investments, acquisitions, corporate alliances etc.)
•Select and maintain qualified personnel in all positions who report directly to him/her/them
Education:
•MSc (Biochemistry, Chemistry)scientific background with graduate degree
Professional Qualifications:
•Proven track record in a leadership role of which at least a CEO or COO of a manufacturing (preferrable medical isotope) development and manufacturing with small and large molecule drugs
•Track record of achievement as a senior technical operations leader within radiopharmaceutical company
•Experience managing costs, budgets, control strategies
•Proven experience in manufacturing, supplying and distributing commercial product on time, operating in compliance within global quality systems and cost efficiency
•Experience scaling manufacturing, establishing, and managing global supply chain infrastructure with appropriate risk mitigation strategies and customer support to supply the highest quality drug products to patients
•Technical expertise biological process (medical isotopes) process development, formulation, API and drug product and sterile fill finish manufacturing and packaging

OFFICE 833.544.2637
FAX 647.243.8490

22 St. Clair Avenue East, Suite 1201
Toronto, Ontario, M4T 2S3, Canada
4850 W 78th St Indianapolis, Indiana, 46268, USA

October 24, 2021
Justyna Kelly
In connection with the Employment Agreement (the “Employment Agreement”) dated August 5, 2021, between you and POINT Biopharma Corp (the “Company”), you agree that the provisions set out in this letter agreement amend the Employment Agreement.
Definitions:
3.6. The company will reimburse you for the cost of a short term lease up to a maximum of $35,000 USD
No Other Amendments
The parties acknowledge and agree that, except as specifically amended above in this letter agreement, the Employment Agreement (including all definitions therein) remains in full force and effect, unamended. All capitalized terms in this letter agreement which are not otherwise defined shall have the same meaning as in the Employment Agreement.
Yours Sincerely,
/s/ Joe McCann
Dr. Joe McCann
POINT Biopharma Inc
CC Human Resources

OFFICE 833.544.2637
FAX 647.243.8490

22 St. Clair Avenue East, Suite 1201
Toronto, Ontario, M4T 2S3, Canada
4850 W 78th St Indianapolis, Indiana, 46268, USA

Acceptance
I have read and understand the terms and conditions of employment set out in the Employment Agreement, as amended by this letter agreement and I agree to and accept them freely and voluntarily. I confirm that I have had the opportunity to obtain advice regarding its contents, including from counsel of my choice. I understand that in the event of the termination of my employment (including without just cause), my entitlement will be limited to those specified in this agreement.

Signed in	/s/ Justyna Kelly	on	11/5/2021